Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice President
Office:          (503) 943-2679
Fax:               (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Reports Fourth Quarter and
Full Year 2005 Financial Results
PORTLAND, Oregon, March 30, 2006 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the fourth quarter and full year ended December 31, 2005.
During Q4 2005, consolidated gross sales increased 29% to $54.5 million from $42.3 million in Q4 2004. Consolidated net sales were $26.8 million, a 1% increase compared to $26.6 million for the prior year period. The year over year increase in gross and net sales largely results from a significant increase in ATMs arising from the acquisition of the Access Cash International (“ACI”) ATM network from eFunds Corporation. While Q4 2005 year-over-year sales reflect a significantly larger ATM portfolio, the Company’s fourth quarter net sales performance reflects an increase in the ATM discount rate and a decline in photocopy net sales, as well as eFunds related fourth quarter unusual items.
Additionally, results in Q4 2005 were affected by several unusual items which amount to $13.0 million. For Q4 2005 the following unusual items affected financial results:
•	$5.2 million of previously deferred costs related to acquisitions, primarily charges associated with the proposed UK Travelex acquisition, were charged to expense

•	$2.7 million of expenses related to the eFunds acquisition

•	$4.6 million of other expenses related to Sarbanes Oxley 404 compliance, debt retirement costs, write-down in receivables and severance payments

•	$1.6 million in fixed asset write-offs

•	$1.1 million settlement gain from a vendor relating to a design flaw in the North American photocopier equipment
Reflecting these items, Q4 2005 EBITDA declined to ($11.9 million) from $5.6 million in Q4 2004 and from $7.7 million in Q3 2005. Adjusted EBITDA was ($6.4 million) in Q4 2005 compared to $7.6 million in Q4 2004 (see Attachment: EBITDA and Adjusted EBITDA Reconciliation).
In Q4 2005, gross profit was $8.8 million compared to $11.5 million in the fourth quarter of 2004. Operating loss was $15.9 million in Q4 2005 compared to operating income of $2.0 million in Q4 2004.
Fourth quarter net loss included interest expense of $3.0 million as well as the significant and unusual items described above. Net loss was $13.7 million, or $0.82 per diluted share, in Q4

2005 compared to net income of $541,000, or $0.02 per diluted share, in Q4 2004. There was an average of 16.7 million diluted shares outstanding in Q4 2005 compared to 14.1 million in Q4 2004.
For the year ended December 31, 2005, the Company reported gross sales of $233.9 million, up 86% from $126.0 million in 2004. Net sales were $124.7 million, up 35% from $92.6 million in 2004. Gross profit was $53.6 million, up 26% from $42.4 million in 2004, and operating loss was $5.1 million compared to operating income of $13.8 million in 2004.
The Company had EBITDA of $16.4 million during 2005, compared to $24.3 million during 2004. On an adjusted basis, EBITDA was $22.6 million in 2005 compared to $26.3 million in 2004 (see Attachment: EBITDA and Adjusted EBITDA Reconciliation).
For the year ended December 31, 2005, net loss was $8.9 million, or $0.62 per diluted share, compared to net income of $7.9 million, or $0.56 per diluted share in 2004. There was an average of 14.5 million diluted shares outstanding in 2005 compared to 10.1 million for the same period in 2004.
SEGMENT HIGHLIGHTS
ATM

	Full Year	Full Year
($ millions)	2005	2004	% Change	Q4 2005	Q4 2004	% Change

Sales	192.5	74.9	157%	44.5	30.5	46%
Discounts	102.0	24.4	318%	25.9	13.7	89%
Net Sales	90.5	50.5	79%	18.6	16.8	11%
Gross Profit	40.6	23.0	77%	5.4	7.9	-32%
Operating Income (loss)	1.3	7.5	-83%	-12.9	1.0	-1,390%
Gross Margin (% net sales)	44.9%	45.5%	-1.3%	29.0%	47.0%	-38%
Operating Margin (% net sales)	1.4%	14.9%	-91%	-69.3%	6.0%	-1,255%

ATM Sales Drivers:
Average Monthly Number of Active ATMs	19,930	6,201	221%	19,262	12,333	56%
Total withdrawals (millions)	77.3	26.7	189%	18.3	11.8	55%
Transactions per unit per month	323	359	-10%	316	318	-1%
Sales per transaction	$2.29	$2.67	-14%	$2.26	$2.50	-10%

Since the first quarter of 2005, the Company’s average transacting unit count has decreased by 6%, or by 1,209 transacting units, driven entirely by net attrition in the ACI estate. During this same period and despite the 6% decline in average transacting units, total cash withdrawals per quarter declined 3% and was offset by the growth of the legacy ATM estate, which is comprised of higher transacting units.
The increase in ATM sales and net sales in Q4 2005 compared to the prior year period reflects significantly more ATM units overall, a result of acquisitions during 2004 (in particular the eFunds ATM network acquisition) as well as organic growth in 2005. ATM operating income compared to the fourth quarter of 2004 decreased due to higher vault cash costs, increased amortization/depreciation versus the prior year and increased SG&A costs such as labor, as well as unusual items. Included in these results are the unusual items mentioned above, specifically, eFunds costs of $2.7 million and $5.2 million related to Travelex as well as $1.3 million of asset write-offs.
The Company notes that cash losses in the ATM business improved significantly from Q3 2005 due to aggressive security measures designed to reduce theft. Cash loss from theft in Q4 2005 was comparable to cash loss from theft in Q4 2004.
For the full year 2005, ATM operations produced net sales of $90.5 million, an increase of 79% from $50.5 million in 2004. The increase in net sales reflects ATM unit acquisitions including the acquisition of the eFunds ATM portfolio and organic ATM growth. Full year 2005 ATM gross profit increased 77% to $40.6 million from $23.0 million during 2004. Full year 2005 operating income decreased 83% to $1.3 million from $7.5 million in 2004, reflecting higher vault cash costs and amortization/depreciation versus the prior year, increased theft, and increases in SG&A costs such as labor, as well as unusual items.
PHOTOCOPY

($ millions)	Full Year 2005	Full Year 2004	% Change	Q4 2005	Q4 2004	% Change

Sales	41.4	51.1	-19%	10.0	11.8	-15%
Discounts	7.2	8.9	-19%	1.8	2.0	-10%
Net Sales	34.2	42.2	-19%	8.2	9.8	-16%
Gross Profit	13.0	19.4	-33%	3.3	3.6	-8%
Operating Income (loss)	2.2	8.1	-73%	-0.5	0.4	-225%
Gross Margin (% net sales)	38.0%	46.0%	-17%	40.2%	36.7%	10%
Operating Margin (% net sales)	6.4%	19.2%	-67%	-6.1%	4.1%	-249%

Photocopy Sales Drivers:
Average number of Photocopiers	23,797	25,020	-5%	23,798	24,317	-2%
Total photocopies (millions)	485.3	609.3	-20%	111.4	141.5	-21%
Copies per unit per month	1,699	2,029	-16%	1,591	1,940	-18%
Sales per copy	$0.085	$0.084	1%	$0.090	$0.084	7%

The Photocopy business experienced an improvement in sales, net sales and gross profit from Q3 2005 to Q4 2005. Net sales in Q4 2005 were $8.2 million compared to $8.0 million in Q3 2005, and gross profit was $3.3 million compared to $2.6 million in Q3 2005. This improvement reflects a $1.1 million settlement gain as well as the successful implementation of price increases at roughly 6,500 U.S. sites. Management believes that the Company will continue to implement photocopy price increases through 2006.
The decrease in net sales for Q4 2005 compared to Q4 2004 reflects lower copy volumes per unit and a lower number of transacting units.

Balance Sheet:
The Company’s long-term debt, consisting of commercial loans and capital leases, declined to $686,000 driven by the covenant violations (see recent events), which resulted in the reclassification of the outstanding long term portion of the eFunds ATM network acquisition debt into the current liabilities portion of the balance sheet. This compares to $121.8 million at the end of 2004. Largely because of the reclassification, TRM’s current liabilities increased to $193.9 million at December 31, 2005 compared to $41.7 million at December 31, 2004.
Accounts payable declined to $13.2 million at December 31, 2005 from $20.4 million at December 31, 2004 and inventories declined to $1.9 million from $7.3 million during the same period.
Shareholders’ equity at December 31, 2005 increased to $139.9 million compared to $111.7 million at the end of 2004.
Recent Events:
TRM Corporation is not in compliance with the leverage and fixed charge ratio covenants in its credit agreement with certain lenders and Bank of America, N.A., as administrative agent, primarily because of fourth quarter charges, including those related to costs incurred in the attempted Travelex ATM Network acquisition and also including additional charges related to the ATM business the Company acquired from eFunds Corporation. The lenders have agreed to grant relief from compliance with these covenants for a period of 90 days through June 15, 2006, during which time TRM expects to refinance the credit facility. However there can be no assurance that TRM will be able to refinance the credit facility within the time period.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base consists of over 32,000 retailers throughout the United States and over 42,600 units worldwide, including 6,200 units across the United Kingdom and over 4,400 units in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 19,000 locations deployed throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	12-31-04	12-31-05	12-31-04	12-31-05
Sales
Less discounts	$42,291	$54,457	$126,027	$233,911
	15,663	27,687	33,385	109,229

Net sales	26,628	26,770	92,642	124,682
Cost of sales	15,097	18,013	50,212	71,043

Gross profit	11,531	8,757	42,430	53,639
Selling, general and administrative expense	9,473	17,835	28,529	51,912
Abandoned acquisition costs	—	5,211	—	5,211
Asset write-offs	—	1,576	68	1,576

Operating income (loss)	2,058	(15,865)	13,833	(5,060)

Other (income) expense:
Interest	1,188	2,976	1,823	10,218
Other, net	(224)	709	(267)	(1,505)

Income (loss) from continuing operations before provision for income taxes	1,094	(19,550)	12,277	(13,773)

Provision (benefit) for income taxes	352	(5,848)	3,930	(4,902)

Income (loss) from continuing operations	742	(13,702)	8,347	(8,871)

Loss from discontinued operations	(201)	—	(419)	—

Net income (loss)	$541	$(13,702)	$7,928	$(8,871)

BASIC AND DILUTED PER SHARE INFORMATION:

Income (loss) from continuing operations	$742	$(13,702)	$8,347	$(8,871)
Preferred stock dividends	(220)	—	(1,329)	(147)
Income allocated to Series A preferred shareholders	(18)		(920)	—
Excess of cash paid over book value of preferred stock redeemed	(2)	—	(48)	—

Income (loss) from continuing operations available to common shareholders	$502	$(13,702)	$6,050	$(9,018)

Weighted average common shares outstanding	13,108	16,716	9,221	14,542

Basic income (loss) per share:
From continuing operations	$0.04	$(0.82)	$0.66	$(0.62)
From discontinued operations	(0.02)	—	(0.05)	—

Net income (loss)	$0.02	$(0.82)	$0.61	$(0.62)

Weighted average common shares assuming dilution	14,117	16,716	10,067	14,542

Diluted income (loss) per share:
From continuing operations	$0.03	$(0.82)	$0.60	$(0.62)
From discontinued operations	(0.01)	—	(0.04)	—

Net income (loss)	$0.02	$(0.82)	$0.56	$(0.62)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(Unaudited)

	December 31,	December 31,
Assets	2004	2005

Current assets:
Cash and cash equivalents	$5,576	$9,708
Accounts receivable, net	14,433	13,231
Income taxes receivable	115	211
Inventories	7,319	1,930
Prepaid expenses and other	5,011	3,610
Deferred tax asset	58	1,036
Restricted cash — TRM Inventory Funding Trust	—	74,962

Total current assets	32,512	104,688

Equipment, less accumulated depreciation	72,265	71,709
Restricted cash — TRM Inventory Funding Trust	75,547	—
Deferred tax asset	—	1,631
Goodwill	118,444	118,875
Other intangible assets, less accumulated amortization	51,241	43,044
Other assets	9,473	1,835

Total assets	$359,482	$341,782

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable	$20,416	$13,218
Accrued expenses	8,891	14,788
Accrued expenses — TRM Inventory Funding Trust	154	152
Current portion of long-term debt	10,059	91,605
TRM Inventory Funding Trust note payable	—	73,269
Current portion of obligations under capital leases	2,195	828

Total current liabilities	41,715	193,860

TRM Inventory Funding Trust note payable	74,105	—
Long-term debt	120,177	—
Obligations under capital leases	1,644	686
Deferred tax liability	8,168	5,430
Other long-term liabilities	241	380
Preferred dividends payable	220	—

Total liabilities	246,270	200,356

Minority interest	1,500	1,500

Shareholders’ equity:
Preferred stock	11,620	—
Common stock	81,075	131,545
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,502	2,884
Retained earnings	14,452	5,434

Total shareholders’ equity	111,712	139,926

	$359,482	$341,782

Attachment 3
TRM Corporation
EBITDA & Adjusted EBITDA Reconciliation
Q4 2005 vs. Q4 2004
(in millions — USD)

	Three months ended		Year ended
	12-31-04	12-31-05	12-31-04	12-31-05
Net income (loss)	$0.5	$(13.7)	$7.9	$(8.9)
Add:
Interest expense	1.1	3.0	1.8	10.2
Provision (benefit) for income taxes	0.4	(5.9)	3.9	(4.9)
Depreciation and amortization	3.6	4.7	10.7	20.0

EBITDA	$5.6	$(11.9)	$24.3	$16.4

Add:
eFunds transition costs	2.0	0.3	2.0	3.0
Acquisition related costs		5.2		5.2

Subtract:
Gain on sale of security				(1.3)
Insurance settlement gain				(0.7)

Adjusted EBITDA	$7.6	$(6.4)	$26.3	$22.6